Ex - 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

SafeNet

Maureen Kolb

(410) 931–1103

mkolb@safenet-inc.com

www.safenet-inc.com

SafeNet Completes Acquisition of Securealink

BALTIMORE, Maryland — January 3, 2002 — SafeNet (Nasdaq: SFNT), a leading provider of Internet security technology that is the de facto standard in the VPN industry, today announced the completion of its acquisition of The Netherlands-based Securealink, Inc., an experienced European manufacturer of security chips for e-commerce transactions. The acquisition will be accounted for as a purchase transaction.

This acquisition ensures that SafeNet’s growth in the silicon and intellectual property aspects of its business will accelerate through access to a full fabless semiconductor business model with in-house design and customer fulfillment, and the fortified support of SafeNet’s key European wireless customers.

About Securealink, Inc.

Securealink is a leading worldwide innovator of “Security Solutions in Silicon™.” Securealink provides secure high-performance ICs supporting commonly used protocols. The company’s secure chips are easily integrated into VPN and SSL appliances and devices, as well as secure smart-card readers. Providing cryptographic and privacy IC solutions since 1986, and with 150 designs in the marketplace, Securealink offers unprecedented speed and performance, and has the greatest depth and breadth of experience currently available in security IC design. Securealink maintains offices in Los Gatos, California, and in Vught, The Netherlands.

About SafeNet, Inc.

SafeNet (Nasdaq: SFNT), a leading provider of Internet security utilizing its SecureIP Technology™, has set the industry standard for virtual private network (VPN) technology and secure business communications. The company brings more than 18 years of experience in developing, deploying, and managing network security systems for the most security-conscious financial institutions and government organizations around the world. SafeNet’s proven technology has emerged as the de facto industry standard for VPNs, establishing the company as the provider of choice for leading Internet infrastructure manufacturers, service providers, and security vendors. Customers include Texas Instruments, Samsung, Centillium Communications, Cisco Systems, Nortel Networks, Nokia, and 3Com. With SafeNet securing the infrastructure of today’s e-business communications, the company is opening new markets for interoperable, secure, and deployable VPN communications.  For more information, visit http://www.safenet-inc.com/.

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Editor’s Note: SafeNet is a registered trademark and SecureIP Technology is a trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.